Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Statements

On April 16, 2008, we completed the purchase of all of the issued and outstanding shares of capital stock of Hecla Greens Creek Mining Company (formerly Kennecott Greens Creek Mining Company) (“HGCMC”) and Hecla Juneau Mining Company (formerly Kennecott Juneau Mining Company) (“HJMC”), the companies owning an approximately 70.3% interest in the Joint Venture, from Kennecott Minerals Holding Company for $750 million (“Greens Creek Acquisition”). Prior to the Greens Creek Acquisition, HGCMC, HJMC and our subsidiary, Hecla Alaska, LLC, jointly owned the Greens Creek mine. HGCMC and HJMC owned, in aggregate, an approximately 70.3% interest of Greens Creek, and Hecla Alaska, LLC owned the remaining interest of Greens Creek. As a result of the Greens Creek Acquisition, we now own, through various subsidiaries, a 100% interest in Greens Creek.

The following unaudited pro forma condensed combined financial statements and notes have been prepared based on historical financial statements of Hecla and 70.3% of the Joint Venture to assist shareholders in analyzing the potential financial results of the combined company.

The Greens Creek Acquisition is accounted for as a business combination. The unaudited pro forma condensed combined financial statements are prepared on that basis, and are presented to give effect to the acquisition of 70.3% of the Joint Venture by Hecla. The following unaudited pro forma condensed combined financial statements represent the combined company’s unaudited pro forma condensed combined balance sheet as of December 31, 2007, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on the date of such balance sheet. The accompanying unaudited pro forma condensed combined statement of operations gives effect to the acquisition as if it occurred on January 1, 2007. Historical information for Hecla and 70.3% of the GCJV has been derived from historical financial statements, which were prepared and presented in accordance with U.S. GAAP. As described in the notes to these unaudited pro forma condensed combined financial statements, historical financial statements for 70.3% of the Joint Venture were adjusted to conform with Hecla’s accounting policies and presentation, and to reflect certain unaudited liability and expense items of HJMC that were not reflected in the separate financial statements of the Joint Venture (see Note 4 to the following unaudited pro forma financial statements). Separate combined consolidated financial statements of HGCMC and HJMC have not been provided, as they are not materially different from the adjusted Joint Venture financial information.

The Joint Venture audited financial statements as of December 31, 2007 and 2006, and for the three year period then ended were restated as a result of the correction of an error, as the Joint Venture determined that units-of-production depletion and amortization calculations used since inception of the Venture for certain long-lived assets were not consistent with guidelines established by the Securities and Exchange Commission (“SEC”). See Note 9 of the Greens Creek Joint Venture Audited Financial Statements for the Year Ended December 31, 2007, and Note 8 of the Greens Creek Joint Venture Audited Financial Statements for the Years Ended December 31, 2006 and 2005 for more information. The Greens Creek 70.3% amounts presented below reflect the restatement. However, the historical Hecla amounts presented below that include Hecla’s existing 29.7% interest in the Joint Venture on a proportionately consolidated basis were unaffected by the Joint Venture restatement, as Hecla has historically adjusted the Joint Venture depletion and amortization amounts to be compliant with SEC guidelines.

The pro forma adjustments are based upon available information and assumptions that management of Hecla believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Hecla and the Joint Venture and the related notes thereto.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

December 31, 2007 (unaudited) (Note 1)

(in thousands)

	December 31, 2007
	Hecla	Greens Creek 70.30%	Acquisition adjustments		Pro forma combined
		( Note 4)
Assets:
Cash and cash equivalents	$373,123	$6,674	$(700,000)	(a)	$28,592
			360,000	(c)
			(11,205)	(d)
Product Inventory	5,465	8,947	19,375	(e)	33,787
Deferred tax asset	7,370	—	3,824	(g)	11,194
Other current assets	63,626	17,386	4,674	(d)	85,686

Total current assets	449,584	33,007	(323,332)		159,259
Non-current restricted cash and investments	15,181	21,098			36,279
Properties, plants, equipment and mineral interests, net	132,308	102,515	369,586	(e)	604,409
Identified Intangible			5,952	(e)	5,952
Goodwill			235,116	(e)	212,266
			(22,850)	(g)
Non-current deferred income taxes	14,938		19,026	(g)	33,964
Other noncurrent assets	38,726	—	1,601	(d)	40,327

Total assets	$650,737	$156,620	$285,099		$1,092,456

Liabilities:
Other current liabilities	$42,451	$16,145			$58,596
Note payable - current portion		—	$275,000	(c)	275,000
Current portion of accrued relcamation and closure costs	9,686				9,686

Total current liabilities	52,137	16,145	275,000		343,282
Accrued reclamation and closure costs	96,453	12,190			108,643
Notes payable			85,000	(c)	85,000
Other noncurrent liabilities	9,618				9,618

Total liabilities	158,208	28,335	360,000		546,543

Shareholders’ Equity:
Series B preferred stock	39				39
Mandatory convertible preferred stock	504				504
Common stock	30,364		1,091	(b)	31,455
Capital surplus	725,076		52,293	(b)	777,369
Accumulated deficit	(274,877)	128,285	(128,285)	(f)	(274,877)
Accumulated other comprehensive income	12,063				12,063
Less treasury stock	(640)				(640)

Total shareholders’ equity	492,529	128,285	(74,902)		545,913

Total liabilities and shareholders’ equity	$650,737	$156,620	$285,098		$1,092,456

See accompanying notes to these pro forma financial statements.

Hecla Mining Company

Unaudited Pro Forma Condensed Combined Statement of Operations

for the year ended December 31, 2007 (unaudited) (Note 1)

(dollars and shares in thousands, except per share amounts)

	Year ended December 31, 2007
	Hecla	Greens Creek 70.30%		Acquisition adjustments		Pro forma combined
		( Note 4)
Sales of products	$222,622	$171,950		$(1,190	)(i)	$393,382

Cost of sales and other direct production costs	115,805	68,255		—		184,060
		—		—
Depreciation, depletion and amortization	26,880	11,869		22,594	(h)	61,343

	142,685	80,125		22,594		245,403

Gross profit	79,937	91,826		(23,784)		147,979

Other operating expenses:	31,152	3,121		—		34,273

Income from operations	48,785	88,704		(23,784)		113,705

Other income (expense):
Other income (expense)	(4,184)	1,476		—		(2,708)
Interest expense	(534)	(72)		(16,452	)(j)	(17,058)

	(4,718)	1,404		(16,452)		(19,766)

Income before income taxes	44,067	90,108		(40,236)		93,940
Income tax benefit (provision)	9,130	(36,043	)(k)	36,043	(k)	9,130

Net income	53,197	54,065		(4,193)		103,070
Preferred stock dividends	(1,024)					(1,024)

Income applicable to common shareholders	$52,173	$54,065		$(4,193)		$102,046

Basic and diluted income per common share after preferred stock dividends	$0.43					$0.82

Weighted average number of common shares outstanding - basic	120,420			4,365	(b)	124,785

Weighted average number of common shares outstanding - diluted	121,071			4,365		125,436

See accompanying notes to these pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Summary of the acquisition of 70.3% of the Joint Venture

The unaudited pro forma condensed combined financial statements contained herein assume that the acquisition had been completed on January 1, 2007 (for statement of operations purposes) and on December 31, 2007 (for balance sheet purposes).

The purchase price is based upon Hecla paying cash of $700 million and issuing 4,365,000 shares of Hecla common stock valued at $53.4 million, and estimated acquisition related costs of $4.9 million for a total acquisition price of $758 million.

The number of Hecla shares issued, 4,365,000, was determined by dividing $50 million by the volume-weighted average trading price for the 20 trading days immediately prior to the second trading day immediately preceding the closing date. For purchase accounting, the valuation of the shares was based upon the average closing price of Hecla shares a few days before and after April 14, 2008 (two days prior to the closing date of the acquisition on April 16, 2008).

The following represents the preliminary allocation of the purchase price if the Joint Venture transaction had occurred on December 31, 2007:

(In thousands)
Consideration:
Cash payments	$700,000
Hecla stock issued (4,365,000 shares @ $12.23 per share)	53,384
Acquisition related costs	4,930

Total purchase price	$758,314

Fair value of net assets acquired:
Cash	$6,674
Product inventory	28,322
Other current assets	17,386
Property, plant, equipment and mineral interests, net	472,101
Identified intangible	5,952
Goodwill	235,116
Other assets	21,098

Total assets	786,649

Less liabilities	28,335

Net assets	$758,314

Note 2. Pro forma adjustments made to unaudited pro forma condensed combined balance sheet

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

(a)	To record the cash consideration of $700 million paid to Kennecott.

(b)	To record the issuance of 4,365,000 shares of Hecla common stock to Kennecott, valued at $12.23 per share or $53,384,000.

(c)	To record the issuance of $220 million in a bridge note payable maturing in six months and $140 million in a term note payable over a three year term. Of the total $360 million, $275 million is due within one year of the acquisition date.

(d)	To record payment and deferral of financing fees related to the debt transaction ($6,275,000) and payment of acquisition related costs estimated to be as follows (in thousands):

Acquisition-related costs include:
Legal fees	$903
Brokers’ fees	3,715
Accounting fees	24
Other acquisition-related costs	288

Total acquisition costs	$4,930

(e)	To record the portion of the purchase price allocated to 70.3% of the Joint Venture’s assets and liabilities. This allocation is preliminary and is subject to change due to several factors including: valuations of assets and liabilities that may be required which have not been completed as of the date of this filing, and the actual acquisition-related costs incurred.

(f)	To eliminate the 70.3% of the Joint Venture’s equity account as of December 31, 2007 of $128,285,000.

(g)	To record an increase in current and noncurrent deferred tax assets and a corresponding decrease in goodwill resulting from consideration of Joint Venture future net taxable income in Hecla’s analysis of net operating loss utilization. See Note 5 Income Taxes below for additional information.

Note 3. Pro forma adjustments made to unaudited pro forma condensed combined statement of operations

The unaudited pro forma condensed combined statement of operations includes the following adjustments:

(h)	To record additional depreciation and amortization expense resulting from the increased carrying value of depreciable assets acquired as a result of purchase accounting. Depreciation and amortization expense is based on estimated useful lives of 3 to 11 years for buildings and equipment and estimated life of mine of twelve years for mineral interests. No amortization for non-operating mineral interest is recognized.

No pro forma adjustment has been made in the statement of operations for the purchase accounting valuation adjustment for product inventory. Such adjustment, which will decrease pro forma net income by $19.0 million, is nonrecurring and is not reflected in the pro forma statement of operation.

(i)	To record amortization of identified intangible that consists of a favorable shipping contract that has a remaining contractual term of five years.

(j)	To record annual interest charges as follows (in thousands):

Bridge note payable six months after acquisition date:
Interest charges based on interest rate of 5.710%	$6,292
Amortization expense of the deferred financing costs	3,854

Term note payable:
Interest charges based on interest rate of 4.335%	5,486
Amortization expense of the deferred financing costs	820

$16,452

The interest rates on both the bridge note and the term note are variable and are based on LIBOR plus additional basis points. The rate used for pro forma financial statement purposes is based on LIBOR at the acquisition date (April 16, 2008) which was 2.80%. The effect of a 1/8% change in the variable interest rates for the year ended 12/31/07 would be $137,500 on the bridge note and $158,000 on the term note.

If the bridge loan is not fully repaid and cancelled within three months from the closing date, then an additional amount equal to 1.0% of the amount outstanding under the bridge loan on such date, shall be due and payable on such date. If the original outstanding bridge loan amount of $220 million is still outstanding after three months from the acquisition date, an additional fee of $2.2 million will be paid and expensed.

(k)	To record the income tax provision for 70.3% of net income of the Joint Venture. because the Joint Venture is a flow-through tax entity, its historical financial statements do not contain provision for income taxes. Hecla is a taxable entity; therefore an adjustment is necessary to reflect an income tax provision as if Hecla had acquired the Joint Venture as of January 1, 2007. A tax rate of 40% is applied to Joint Venture net income which is comprised of a federal rate of 34% and state tax rate of 6%. The tax provision is entirely reversed as a result of purchase accounting adjustments and utilization of net operating loss carryovers. Also see Note 5 Income Taxes for additional discussion.

Note 4. Joint Venture - 70.3% Balances

The Joint Venture balances are based upon the Joint Venture audited financial statements as of and for the year ended December 31, 2007, as restated. The amounts presented in the “Joint Venture – 70.3%” columns reflect 70.3% of the total amounts presented in the audited Joint Venture financial statements. The amounts have been adjusted to conform to Hecla’s accounting policies and presentation. Conforming adjustments are as follows:

	Balance Sheet as of 12/31/07 Increase (decrease) to balance sheet line item	Statement of Operations for the year ended 12/31/07 Increase (decrease) to net income
	(in thousands)
Product inventory costs are adjusted based on Hecla product costing accounting practices.	$(291)	$(489)
Asset Retirement Obligation asset and related accumulated depreciation are adjusted to reflect Hecla’s asset retirement obligation (“ARO”) calculation and amortization practices.	(2,653)	300
ARO liability balance is adjusted based on using Hecla’s model and assumptions.	(7,730)	590

In addition to acquiring 70.3% of the Joint Venture, Hecla assumed Kennecott Juneau Mining Company’s Bristol Bay royalty payment obligation. This royalty is reflected as an increase to Joint Venture accounts payable at December 31, 2007 by $693,000 and Joint Venture cost of sales for the year ended December 31, 2007 by $1.8 million.

Note 5. Income taxes

The Joint Venture has not been subject to income taxes due to its status as a joint venture. Rather, each member of the joint venture recognized its portion of Joint Venture results from operations in their respective income tax returns.

Hecla’s acquisition of the Joint Venture is a taxable acquisition whereby the tax bases of the assets acquired and liabilities assumed equal their book bases. No deferred taxes (other than for an adjustment to the existing valuation allowance discussed below) will be recognized as a result of the acquisition. Subsequent to the acquisition date, deferred taxes related to Joint Venture operations will be recorded for differences in tax and book treatment on a prospective basis.

Historically, Hecla has recorded a valuation allowance on its net deferred tax assets to reflect the estimated amount of deferred tax assets, which may not be realized principally due to the expiration of net operating losses and tax credit carryforwards. Periodically, Hecla reviews available evidence in future periods to determine whether more or less of its net deferred tax assets should be realized. Adjustments to the valuation allowance are made in the period for which the determination is made. See Note 6 – Income Taxes in the Hecla consolidated financial statements contained in the December 31, 2007 Form 10K.

Based upon preliminary calculations and purchase accounting assumptions, management has estimated that on the date of acquisition, the valuation allowance will be reduced as a result of the Joint Venture acquisition. This reduction resulted in an increase in current deferred tax assets of $3,824,000, an increase in noncurrent deferred tax assets of $19,026,000, and a decrease in goodwill of $22,850,000 on the acquisition date. In determining the reduction, management considered estimated future earnings of the Joint Venture.

Note 6. Non recurring charges resulting directly from the transaction.

The Company expects to recognize compensation expense of approximately $900,000 within the 12 months following consummation of the transaction. This expense is a result of absorbing the Joint Venture employees into Hecla’s Pension Plan.